Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-152682 and 333-218253) on Form S-8 of JBT Marel Corporation of our report dated February 27, 2025, with respect to the consolidated financial statements of Marel hf., which report appears in the Form 8-K of JBT Marel Corporation dated February 27, 2025.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

February 27, 2025